UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): February 9, 2022

ADIENT PLC

(Exact name of registrant as specified in its charter)

Ireland	001-37757	98-1328821
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

25-28 North Wall Quay, IFSC

Dublin 1, Ireland D01 H104

(Address of principal executive offices)

Registrant’s telephone number, including area code: 734-254-5000

Not Applicable

(Former name or former address, if changed since last report)

Securities registered pursuant to Section 12(b) of the Act:

Title of class	Trading symbol(s)	Name of exchange on which registered
Ordinary Shares, par value $0.001	ADNT	New York Stock Exchange

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrants under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the Registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the Registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement

Third Supplemental Indenture

On February 10, 2022, Adient US LLC (the “U.S. Issuer”), an indirect wholly owned subsidiary of Adient plc (the “Company”), entered into a third supplemental indenture (the “Third Supplemental Indenture”), among the U.S. Issuer, the guarantors party thereto and U.S. Bank Trust Company, National Association (the “Trustee”), to the Indenture, dated as of April 23, 2020 (the “Indenture”), among the U.S. Issuer, the guarantors party thereto and the Trustee, relating to the U.S. Issuer’s 9.00% Senior First Lien Notes due 2025 (the “2025 Notes”).

The Third Supplemental Indenture was entered into to effectuate the amendments (the “Proposed Amendments”) to the Indenture for which consents were solicited in the previously announced tender offer and consent solicitation with respect to the 2025 Notes. As of 5:00 p.m., New York City time, on Tuesday, February 8, 2022 (the “Early Tender Time”), the U.S. Issuer had received valid consents from $507,390,000 aggregate principal amount of the 2025 Notes, representing approximately 84.57% of the outstanding principal amount of the 2025 Notes, which amount was sufficient to constitute the requisite consents to approve the Proposed Amendments. Following the Early Tender Time, the consents received were not able to be revoked. The Third Supplemental Indenture amends the Indenture by, among other things, eliminating substantially all of the restrictive covenants and certain events of default contained in the Indenture and permitting the U.S. Issuer to release all of the collateral that secures or purports to secure the obligations under the 2025 Notes without the consent of holders of the 2025 Notes.

A copy of the Third Supplemental Indenture is attached to this Current Report on Form 8-K as Exhibit 4.1 and is incorporated by reference herein. The description of the Third Supplemental Indenture contained in this Current Report on Form 8-K is qualified in its entirety by reference to the Third Supplemental Indenture.

Item 8.01.	Other Events

Tender Offers

On February 9, 2022, the Company announced that (i) in connection with the previously announced tender offer (the “U.S. Tender Offer”) to purchase for cash any and all of the U.S. Issuer’s outstanding 2025 Notes, it had been advised by Global Bondholder Services Corporation (“GBSC”), as Depositary for the U.S. Tender Offer, that as of the Early Tender Time $507,390,000, or approximately 84.57% of the 2025 Notes outstanding prior to the U.S. Tender Offer, had been validly tendered and not withdrawn in the U.S. Tender Offer, and (ii) in connection with the previously announced tender offer (the “EUR Tender Offer”) by its indirect wholly-owned subsidiary Adient Global Holdings Ltd (the “Jersey Issuer”), to purchase for cash up to €177,000,000 (the “Maximum Principal Amount”) aggregate principal amount of the Jersey Issuer’s outstanding 3.50% Senior Unsecured Notes due 2024 (the “2024 Notes”), it had been advised by GBSC, as Depositary for the EUR Tender Offer, that as of the Early Tender Time €473,315,000, or approximately 47.33% of the 2024 Notes outstanding prior to the EUR Tender Offer, had been validly tendered and not withdrawn in the EUR Tender Offer.

A copy of the press release, dated February 9, 2022, is attached to this Current Report on Form 8-K as Exhibit 99.1 and is incorporated by reference herein.

On February 10, 2022 (the “Early Settlement Date”), (i) the U.S. Issuer purchased $507,390,000 aggregate principal amount of 2025 Notes that were validly tendered as of the Early Tender Time for aggregate cash of approximately $551,786,625, which reflected the total consideration offered in the U.S. Tender Offer for 2025 Notes validly tendered (105.875% of the principal amount of the 2025 Notes validly tendered), plus accrued and unpaid interest to, but not including, the Early Settlement Date, and (ii) the Jersey Issuer purchased €177,000,000 aggregate principal amount of 2024 Notes that were validly tendered as of the Early Tender Time for aggregate cash of approximately €183,553,329, which reflected the total consideration offered in the EUR Tender Offer for 2024 Notes validly tendered (102.000% of the principal amount of the 2024 Notes validly tendered), plus accrued and unpaid interest to, but not including, the Early Settlement Date. The aggregate principal amount of 2024 Notes validly tendered and not validly withdrawn at or prior to the Early Tender Time exceeded the Maximum Principal Amount, and therefore acceptance of tenders of the 2024 Notes was subject to proration. Furthermore, as the EUR Tender Offer was fully subscribed at the Early Tender Time, any holders who tender 2024 Notes after the Early Tender Time will not have any of their 2024 Notes accepted for purchase. Following the purchases, the U.S. Issuer cancelled the $507,390,000 aggregate principal amount of 2025 Notes that were purchased and the Jersey Issuer cancelled the €177,000,000 aggregate principal amount of 2024 Notes that were purchased.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

EXHIBIT INDEX

Exhibit No.	Exhibit Description

4.1	Third Supplemental Indenture, dated as of February 10, 2022, among Adient US LLC, the guarantors party thereto and U.S. Bank National Association, as Trustee and Collateral Agent.

99.1	Press Release of Adient plc dated February 9, 2022.

104	Cover Page Interactive Data File (the Cover Page Interactive Data File is embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ADIENT PLC

Date: February 10, 2022	By:	/s/ Jeffrey M. Stafeil
	Name:	Jeffrey M. Stafeil
	Title:	Executive Vice President and Chief Financial Officer